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                                                                  EXHIBIT 10.22

[PENSON LOGO]

PENSON WORLDWIDE

Member NASD and SIPC

1700 PASIFIC AVENUE
SUITE 1400
DALLAS, TEXAS 75201-7322
214,765,1100 FAX 214.765.1140
WWW.PENSON.COM

February 15, 2006

Mr. Kevin McAleer
17516 Oak Mount Place
Dallas, TX 75287

Via Hand Delivery

Dear Kevin:

We are pleased to offer you employment on an at will basis with Penson Worldwide Inc. ("PWI") under the following terms subject to completion of more specific documentation as required:

      1. Your title will be Senior Vice President and Chief Financial Officer, and you will be generally responsible for the financial accounting and regulatory reporting of all of the companies in our group. You will also serve as Chief Financial Officer of our US regulated entities, and be directly responsible for the financial accounting and regulatory reporting of these companies.

      2. Your base salary will be $225,000 annually, paid semi-monthly. You will be entitled to bonus compensation in accordance with the executive management bonus policy, which is based upon achievement of operating plan. Bonus payments are currently made in July and January.

      3. At the commencement of your employment, you will be granted restricted common stock units for 40,000 shares of Penson Worldwide, Inc. This grant will vest equally on a quarterly basis over the four years following the commencement of your employment.

      4. Upon the completion of a successful initial public offering of Penson Worldwide, Inc., you will be awarded options on 40,000 shares of Penson Worldwide common stock. This grant will be exercisable at the IPO price, and will vest equally on a quarterly basis over the four years following the offering date.

      5. As long as your employment commences prior to March 1, 2006, you will be covered by our standard group insurance plan as of April 1, 2006. We currently pay for employee coverage, and employees pay for their dependent coverage. Please refer to the plan documents for additional coverage information.
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[PENSON LOGO]

      6. As long as your employment commonces prior to March 1,2006, you will be eligible to contribute to our 401 (k) retirement plan as of April 1, 2006. It is our current policy to match 50% of employee contributions, up to a maximum of 5,000 per year, for employees at your compensation level. This is a discretionary policy, based upon our assessment of the company's performance and financial condition.

      7. You will be entitled to four weeks of paid vacation per year, subject to normal scheduling limitations and our paid time off policy.

      8. If you are terminated for a reason other than cause, you will be entitled to severance compensation of three months base salary, plus an additional month for each six months of completed employment, up to a maximum of six months total severance compensation. If you are terminated for cause, you will not be entitled to any severance pay.

      9. If PWI undergoes a change of beneficial ownership in excess of 50% of the outstanding shares in connection with a merger or similar transaction, and in the year subsequent to such change, you are terminated for a reason other than cause, 50% of any remaining unvested options to purchase PWI stock will vest immediately prior to such termination.

      10. Upon commencement of your employment, we will pay a one time $30,000 transition payment to assist with the closing of your consulting practice.

If these terms are acceptable, please evidence your agreement by signing below. We look forward to working with you.

Sincerely,

/s/ Phil Pendergraft
Phil Pendergraft
Chief Executive Officer

Accepted:

/s/ Kevin W. McAleer
Kevin W. McAleer

Cc:    David M. Stone
       DM Stone Recruitment Solutions
       (via email)